Exhibit 99.1

KROGER COMPLETING REVIEW OF LEASE ACCOUNTING

CINCINNATI, OH, March 7, 2005 -- The Kroger Co. (NYSE: KR) today announced that it is reviewing its accounting practices with respect to leasing transactions as a result of a recent letter regarding United States generally accepted accounting principles (“GAAP”) published by the SEC. The Company is working diligently to complete that review and to quantify the impact of the necessary adjustments on each of the affected prior periods. The Company currently estimates the cumulative effect on opening 2001 accumulated earnings to be a reduction of less than $25 million. Annual net earnings for any year affected by the change currently are estimated to be reduced by less than $0.01 per share. These adjustments will have no effect on historical or future cash flows or the timing of payments under the related leases.

On February 7, 2005, the Office of the Chief Accountant of the SEC issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under GAAP. In the ensuing weeks many retailers and restaurant companies have reviewed their previous interpretations of the lease accounting issues and have subsequently announced that they will be correcting their financial results.

Based on the current status of its review, as well as discussions with the Company’s independent auditors and its Audit Committee, the Company determined that its accounting for leases was not in conformity with GAAP. On March 6, 2005, management and the Audit Committee concluded that the Company should restate its previously issued consolidated financial statements for fiscal years 2001, 2002 and 2003. As a result of the Company’s determination to restate its consolidated financial statements, the financial statements included in the Company’s Annual Report on Form 10-K for its fiscal year ended January 31, 2004, as well as its interim unaudited financial statements for the first three quarters of fiscal year 2004, should no longer be relied upon. Prior to April 14, 2005, the Company will file a Form 10-K/A amending its Annual Report on Form 10-K for its fiscal year ended January 31, 2004, with restated consolidated financial statements. The Company’s Form 10-K for its fiscal year ended January 29, 2005, to be filed on or before April 14, 2005, will reflect the restated information for the periods presented therein.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of fiscal 2004, the Company operated (either directly or through its subsidiaries) 2,532 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 795 convenience stores, 436 fine jewelry stores, 536 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

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This press release contains forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “estimates” or “estimated.” The forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. The impact of the adjustments on the periods for which our financial statements will be restated could change if the number of leases with “holiday periods” or “step rentals” differs from the number used in calculating the estimates. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Media Contact:         Gary Rhodes (513) 762-1304

Investor Contact:     Carin Fike (513) 762-4969